Exhibit 10.4

ANCILLARY SERVICE AGREEMENT

This Ancillary Service Agreement (“Agreement”) is made and entered into as of the 11th day of April, 2009 (“Effective Date”) by and between Beech Street Corporation, a California corporation (“Beech”), and Woodridge SA Services (“Provider”).

WHEREAS, Provider is a health care provider that is duly licensed and authorized to provide health care services in the state of its location;

WHEREAS, Beech has developed and maintains networks of health care providers for purchasers of health care services and would like Provider to participate in such networks; and

WHEREAS, Provider desires to participate in such networks by providing health care services to Eligible Persons in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I – DEFINITIONS

1.1
Beech Affiliate means any person, firm, corporation, partnership, association or other entity that directly or indirectly or through one of more entities controls, is controlled or is under common control with Beech.

1.2	Beech Network means the network of Participating Providers.

1.3	Copayment, Coinsurance or Deductible means a payment that is the financial responsibility of the Eligible Person for Covered Services as defined under the applicable Plan.

1.4	Covered Services means the health care services provided pursuant to a Plan.

1.5	Eligible Persons means the persons entitled to receive Covered Services pursuant to a Plan.

1.6	Medically Necessary or Medical Necessity means services or supplies that satisfy the Medical Necessity requirements under the applicable Plan.

1.7	Network Access Agreement means an agreement between a Payor or one or more intermediaries and Beech or a Beech Affiliate to access the Beech Network.

1.8
Participating Providers means those health care providers that have directly or indirectly entered into an agreement with Beech or a Beech Affiliate to provide Covered Services with regard to the Plan applicable to the Eligible Person.

ANCILLARY PROVIDER 2007	1	05/01/08

1.9	Payors means the parties responsible for the payment of Covered Services rendered to Eligible Persons who have access to the Beech Network pursuant to a Network Access Agreement.

1.10
Plans means individual and group health benefit contracts or policies, workers’ compensation programs, managed care and preferred provider organization programs, government programs, other plans or policies that include coverage of or reimbursement for health care expenses, and/or programs paid for by Eligible Persons.

1.11
Provider means the provider listed on the signature page of this Agreement and includes any persons employed by such provider and any persons or entities that provide Covered Services under such provider’s tax identification number.

1.12
Provider Manual means the manual Beech develops of programs, procedures and policies in order to assist Participating Providers in the orderly flow of communications, claims reimbursement and other critical elements for participation in the Beech Network.  The Provider Manual is available on the internet for the convenience of Participating Providers.  Occasionally, as technology, procedures, and programs change, Beech will update the Provider Manual.  Provider will periodically review the Provider Manual on the internet for updates.

1.13
Quality Management Program means the program summarized in the Provider Manual relating to the quality of Covered Services provided to Eligible Persons which program includes, but is not limited to, Beech’s credentialing and recredentialing program.

1.14
Utilization Management Program means either the utilization management program established and administered or subcontracted by Beech summarized in the Provider Manual or any utilization management program required by a Payor.

ARTICLE II – OBLIGATION OF BEECH AND PAYORS

2.1
Marketing and Promotion.  Beech shall use reasonable efforts to market, advertise and actively promote the Beech Network and to solicit Network Access Agreements.  Beech may allow Payors to access Provider services under this Agreement for any and all Plans.  Beech makes no representations or guarantees concerning the number of Eligible Persons that will be referred to Provider as a result of this Agreement.

2.2
Information.  Provider agrees that Beech and Beech Affiliates may lease, rent or otherwise grant access to Provider’s services under this Agreement to Payors that have access to this Agreement through a Network Access Agreement.  Beech shall make available information regarding the parties that have entered into Network Access Agreements via the internet.  As applicable to the individual Plan, Payors or their designee will provide Eligible Persons with an identification card that bears the name(s) or logo(s) identified by Beech to Provider and/or indicate that Eligible Persons have accessed the Beech Network using the name(s) identified by Beech to Provider on the explanation of payment or remittance advice.

ANCILLARY PROVIDER 2007	2	05/01/08

2.3
Liability for claims Decisions.  Payors shall be liable for claims decisions and for the payment of Payors’ portions of claims pursuant to the applicable Plan.  Beech is not a Payor and shall not be responsible or liable for any claims decisions or for the payment of any claims submitted by Provider for furnishing Covered Services or non-Covered Services to Eligible Persons.  Beech shall not be an insurer, guarantor or underwriter of the responsibility or liability of any Payor or any other party to provide benefits pursuant to any Plan.

ARTICLE III – OBLIGATIONS OF PROVIDER

3.1	Provision of Services. Provider will provide services in accordance with the terms of this Agreement and the Provider Manual.

3.2	Services and Obligations. Provider shall:

3.2.1           maintain throughout the term of this Agreement a proper and unrestricted license, certificate, registration or other valid authorization necessary to perform the services required by this Agreement;

3.2.2 provide Covered Services to Eligible Persons for which Provider is qualified and which Provider customarily furnishes to the general public, perform Covered Services in accordance with the standards of good medical practice and the requirements of applicable law, and, within the dictates of good practice and applicable law, refer Eligible Persons requiring referral to other Participating Providers;

3.2.3 cooperate with, participate in and observe the protocols of the Utilization Management Program.  Provider acknowledges and agrees that payment may be denied for failure to comply with Utilization Management Program requirements, and Provider may not bill Payor, the Eligible Person, Beech or a Beech Affiliate for any such denied payment;

3.2.4 cooperate with, participate in and observe the protocols of the Quality Management Program;

3.2.5 within 10 days of occurrence, notify Beech and provide Beech with all information reasonably required by Beech with respect to any disciplinary action against Provider by any state or federal regulatory agency or malpractice judgment against or settlement by Provider;

3.2.6 within 30 days of occurrence, notify Beech of any material change in the information contained in Provider’s application for participation with Beech;

3.2.7 notify Beech 45 days prior to adding or removing a Provider location under this Agreement;

3.2.8 treat Eligible Persons in all respects to no less favorably than Provider treats all other patients.  Provider shall not discriminate against Eligible Persons based upon race, religion, national origin, color, sex, marital status, sexual orientation, age, health status, disability, source of payment, or any other basis prohibited by law; and

ANCILLARY PROVIDER 2007	3	05/01/08

3.2.9 maintain during the term of this Agreement, at Provider’s expense, in amounts reasonably satisfactory to Beech, policies of comprehensive general and professional liability insurance with companies reasonably acceptable to Beech.  Upon request, Provider shall provide Beech with satisfactory evidence of such insurance or coverage.  Provider shall provide Beech with prior notification of any cancellation, non-renewal or other material change in such insurance or coverage.

3.3           Participation in Beech Networks.  Provider understands and acknowledges that, by entering into this Agreement, Provider may, in Beech’s sole discretion, be included as a Participating Provider in any or all of the Plans.  Provider understands and acknowledges that 1) such Plans may include both Plan where Eligible Persons are offered a network of Participating Providers and Plans where Eligible Persons are not offered a network of Participating Providers; and 2) depending on the applicable Plan, Covered Services may be covered under the Eligible Person’s in-network or out-of-network benefit.

ARTICLE IV – BILLING AND COMPENSATION

4.1           Billing.  Provider will bill Payors or their designees directly at Provider’s usual billed charges for Covered Services furnished by Provider.  Provider will bill Payors or their designees at the address identified by such Payors or their designee on properly completed UB 92/HCFA 1500 or successor forms i) within 90 days of rendering services; (ii) if Payor is the secondary payor, within 90 days of the explanation of payment from the primary payor; or iii) as otherwise required by applicable state law.  Claims received after this time period may be denied for payment, and Provider shall not bill the Payors, Eligible Persons or Beech or a Beech Affiliate for any such denied claims.  Provider will cooperate and comply with the billing procedures established by Beech and Payors as set forth in the Provider Manual or otherwise communicated to Provider.

4.2           Compensation.  Payment for Covered Services under this Agreement is the sole responsibility of the Payor and shall be the lesser of Provider’s usual billed charges or the reimbursement amount provided in Exhibit A, subject to applicable claim coding and bundling rules (if any) and minus applicable Copayments, Coinsurance and Deductibles.  The rates in this Agreement will be payment in full for all services furnished to Eligible Persons under this Agreement.  Except when coordination of benefits applies, undisputed amounts due and owing under this Agreement for a clean claim (as defined under applicable law) for Covered Services will be payable within 30 days of receipt of such clean claim by the applicable Payor or Payor designee or within the timeframe required by the applicable state’s prompt payment of claims law.  Subject to the terms of the applicable Network Access Agreement, if payment is not made within such timeframe, Provider may elect not to extend the discount under this Agreement but only if Provider requests an adjustment to the claim with the applicable Payor within 60 days of receipt of payment.

ANCILLARY PROVIDER 2007	4	05/01/08

4.3           Copayments, Coinsurance, and Deductibles.  Provider may charge an Eligible Person Copayments, Coinsurance and Deductibles in accordance with the terms of the Eligible Person’s Plan and the Provider Manual.

4.4           Limitation on Billing Eligible Persons.  Provider agrees that in no event, including but not limited to nonpayment by Payor, Payor’s insolvency or breach of this Agreement, shall Provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from or have any recourse against Eligible Persons or persons other than the applicable Payor for Covered Services.  In addition, Provider shall not bill Eligible Persons for any amounts not paid due to Provider’s failure to comply with the requirements of Utilization Management, failure to file a timely claim or appeal or due to the application of claim coding and bundling rules.  This provision shall not prohibit collection of any applicable Copayments, Coinsurance and Deductibles.  This provision survives the termination of this Agreement, is intended to be for the benefit of Eligible Persons and supersedes any oral or written agreement to the contrary now existing or hereinafter entered into between Provider and an Eligible Person or persons acting on the Eligible Person’s behalf.  Modifications to this section will become effective no earlier than the date permitted by applicable law.

4.5           Non-Medically Necessary Services.  Any services provided to Eligible Persons which are deemed not Medically Necessary by the Utilization Management Program may only be billed to Eligible Persons if Eligible Persons have agreed, in writing, to such charges prior to rendering such services.

4.6           Underpayments.  Except as otherwise set forth herein, if Provider believes Provider has been underpaid for a Covered Service, Provider must submit a written request for an appeal or adjustment within 180 days from the date of Payor’s payment or explanation of payment.  The request must be submitted in accordance with the provider payment appeal process set forth in the Provider Manual.  Requests for appeals or adjustments submitted after this date may be denied for payment, and Provider will not be permitted to bill Payor, the Eligible Person, Beech or a Beech Affiliate or those services for which payment was denied.

ARTICLE V – RECORD MAINTENANCE AND ACCESS, CONFIDENTIAL INFORMATION AND USE OF NAME

5.1           Record Maintenance.  Provider shall maintain such medical records and documents relating to Eligible Persons as may be required by applicable law for the period of time required by applicable law.

5.2           Access to Records.  Upon request by Beech, a Payor, or Beech’s or a Payor’s designee, Provider will provide a copy of Eligible Persons’ medical records and other records maintained by Provider relating to Eligible Persons for purposes of conducting quality assurance, peer review, case management, utilization review, credentialing, payment adjudication and processing, resolving Eligible Persons’ grievances and appeals, and other activities reasonably necessary for the proper administration of a Plan.  Provider shall provide such records at no charge and within the timeframes reasonably requested.  Provider shall also make such records available during normal business hours for inspection by Beech, Payors or Beech’s or Payor’s designee, accreditation organizations or to any governmental agency that requires access to such information.  This provision shall survive the termination of this Agreement.

ANCILLARY PROVIDER 2007	5	05/01/08

5.3           Medical Records and other Protected Health Information.  Beech and Provider agree that medical records of Eligible Persons and any other records containing individually identifiable information with respect to Eligible Persons shall be regarded as confidential, and both shall comply with applicable federal and state law regarding such records.  Provider shall be responsible for obtaining Eligible Persons’ consent to or authorization for the disclosure of private and medical record information in connection with any such disclosures required under this Agreement to the extent such consent or authorization is required by applicable law.  This provision shall survive the termination of this Agreement.

5.4           Non-Disclosure of Confidential Information.  As a result of this Agreement, Provider may have access to certain trade secrets or other confidential and proprietary information of Beech or Beech Affiliates.  Provider shall hold such trade secrets and other confidential and proprietary information, including the terms and conditions of this Agreement, in confidence and shall not use or disclose such information, either by publication or otherwise, to any person without the prior written consent of Beech except as may be required by law and except as may be required to fulfill the rights and obligations set forth in this Agreement.  This provision shall survive the termination of this Agreement.  Nothing in this provision shall be construed to prohibit communications necessary or appropriate for the delivery of health care services, communications regarding coverage and coverage appeal rights or any other communications expressly protected under applicable law, and such communications are expressly encouraged.

5.5           Use of Name.  Each party acknowledges the other party’s sole and exclusive ownership of its respective trade names, commercial symbols, trademarks and service marks, whether presently existing or later established (collectively “Marks”).  No party shall use the other party’s Marks in advertising or promotional materials or otherwise without the owner’s prior written consent, provided, however, that Beech, Beech Affiliates, Payors, clients of Payors and other entities with agreements with Beech or a Beech Affiliate may, but shall not be required to, list Provider and provide other descriptive information relating to Provider in the Beech Participating Provider directory and other literature distributed to existing or potential Eligible Persons, Participating Providers, Payors, and clients of Payors or otherwise publicize the status of Provider as a Participating Provider.

ARTICLE VI – DISPUTE RESOLUTION

6.1           Internal Dispute Resolution Process.  Disputes between the parties arising with respect to the performance or interpretation of the Agreement shall first be resolved in accordance with the applicable internal dispute resolution process outlined in the Provider Manual.  In the event the dispute is not resolved through that process, either party may request in writing that the parties attempt in good faith to resolve the dispute promptly by negotiation between representatives of the parties who have authority to settle the dispute.  If the matter is not resolved within 60 days of a party’s written request for such negotiation, either party may initiate arbitration by providing written notice to the other party.  With respect to a payment or termination dispute, Provider must submit a request for arbitration within 12 months of the date of the letter communicating the final decision under the internal dispute resolution process or the claim shall be deemed waived.

ANCILLARY PROVIDER 2007	6	05/01/08

6.2           Arbitration.  If a controversy or dispute arising out of, relating to, or connected with this Agreement or the relationship created pursuant to this Agreement is not resolved through the internal dispute resolution process, it shall be submitted to final and binding arbitration as the sole and exclusive remedy.  The arbitration shall be governed by the Federal Arbitration Act, as amended, and shall take place in the state in which Provider is located or such other location as the parties may agree.  The arbitration shall be conducted in accordance with the American Health Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration in effect as of the date the demand for arbitration is filed.  The parties each shall bear all of their own costs of arbitration provided, however, that the fees of the arbitrator shall be divided equally among the parties.  The award or decision by the arbitrator shall be final and binding.  Each party shall have the right to seek from any appropriate court provisional remedies including, but not limited to, temporary restraining orders or preliminary injunctions before, during or after arbitration.  Seeking any such remedies shall not be deemed to be a waiver of any party’s right to compel arbitration.  This Article shall survive the termination of the Agreement.

ARTICLE VII – TERM AND TERMINATION

7.1           Term and Voluntary Termination.  The term of this Agreement shall commence on the Effective Date and shall continue from year to year unless terminated pursuant to the terms of this Agreement.  Either party may terminate this Agreement at any time by giving written notice to the other party at least 90 days prior to termination.

7.2           Termination for Cause.  Beech shall have the option to terminate this Agreement at any time upon notice if Provider (i) is insolvent, or (ii) ceases to qualify under Beech’s credentialing criteria, including without limitation, the loss of any license or certification required to perform service under this Agreement.  In addition, either party may terminate this Agreement for cause upon the material breach of this Agreement by the other party not remedied within 30 days after notice thereof from the terminating party.

7.3           Procedure Upon Termination.  Upon termination of this Agreement by either party for any reason, all rights and obligations hereunder shall cease, except as provided in this Agreement.  Any such termination shall not release Provider or Beech from obligations under this Agreement prior to the effective date of termination.  Upon termination of this Agreement unless terminated for reasons related to quality of care, Provider shall continue to provide Covered Services pursuant to this Agreement to Eligible Persons who are receiving care from Provider at the time of such termination until the later of the conclusion of such treatment or the period of time required by applicable law.  During such period, the terms and conditions of this Agreement shall continue to apply to Covered Services rendered by Provider to such Eligible Persons.

ANCILLARY PROVIDER 2007	7	05/01/08

ARTICLE VIII – MISCELLANEOUS PROVISIONS

8.1           Provider-Patient Relationship.  Nothing contained in this Agreement shall (i) interfere with or in any way alter any provider-patient relationship; (ii) grant Beech or any party performing Utilization Management the right to govern the level of care of a patient; or (iii) be interpreted to discourage or prevent Provider from communicating to patients all appropriate diagnostic testing and treatment options.  Utilization management decisions shall only affect reimbursement of Provider for services rendered and shall not limit the performance of the services of Provider or affect professional judgment.

8.2           Independent Contractors.  Each party, its officers, agents and employees are at all times independent contractors of the other party.  Nothing in this Agreement shall be construed to make or render either party or any of its officers, agents, or employees an agent, servant, or employee of, or joint venturer of or with, the other.

8.3           Notices.  Notices required under this Agreement shall be written and shall be deemed received as follows:  (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date of delivery if sent via overnight courier to the party to whom notice is to be given and properly addressed as specified below; (iii) on the 3rd day following the date deposited in the mail if sent by United States mail, postage prepaid, and properly addressed as specified below; or (iv) with respect to notifications by Beech other than notifications of termination, on the date Beech sends an electronic notice to Provider with an automatic receipt verification to Provider’s email address as specified below.  The proper address for notifications is specified on the signature line of the Agreement below and may be changed by giving written notice of such change to the other party in the manner specified in this Section.

8.4           Entire Agreement/Applicability of Agreement.  This Agreement contains all of the terms and conditions agreed upon by the parties and supersedes all other agreements between the parties, either oral or in writing, regarding the subject matter hereof.  Notwithstanding anything to the contrary set forth in this Agreement, the applicability of this Agreement to an Eligible Person is subject to the terms of the applicable Network Access Agreement and Plan.  For example, if the applicable Network Access Agreement does not include access to this Agreement for primary network services and Provider participates in the Payor’s primary network applicable to the Eligible Person, that Network contract will apply to Covered Services rendered to that Eligible Person and will supersede this Agreement.

8.5           Amendments.  This Agreement may be amended as follows:

8.5.1
upon 30 days prior written notice form Beech to Provider.  Such amendment shall be effective at the conclusion of such 30 day notice period unless Provider objects to the amendment and notifies Beech in writing of Provider’s intent to terminate prior to the conclusion of such notice period.  Such termination will be effective 30 days after Beech’s receipt of Provider’s notice of termination; unless Beech agrees to retract the amendment in which case the Agreement will remain in full force and effect without the proposed amendment.

8.5.2
upon written notice from Beech to Provider in the event that state or federal law requires that the terms of this Agreement must be charged.  Upon such notice, this Agreement shall be automatically amended to the extent required to conform to the requirements of such state or federal law; or

8.5.3	upon written agreement executed by both parties.

ANCILLARY PROVIDER 2007	8	05/01/08

8.6           Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

8.7           Assignment.  Neither Beech nor Provider may assign any rights or delegate any obligations under this Agreement without the written consent of the other party; provided, however, that any reference to Beech includes any successor in interest and Beech may assign its duties, rights and interests under this Agreement in whole or in part to a Beech Affiliate or may delegate any and all of its duties to a third party in the ordinary course of business.

8.8           Benefits.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.9           Severability.  If any portion of this Agreement shall, for any reason, be invalid or unenforceable, such portion shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining portion or portions shall nevertheless be valid, enforceable and of full force and effect.

8.10           Limitation of Damages.  Unless prohibited by applicable law, neither party shall be liable for consequential or punitive damages whatsoever (including, without limitation, special, incidental, or indirect damages, whether for personal injury, loss of profits or compensation, business interruption or otherwise), whether or not foreseeable.

8.11           Governing Law/Regulatory Addenda. This Agreement shall be interpreted and enforced in accordance with the internal laws of the state in which Provider is located, without regard to conflict of law provisions.  One or more regulatory addenda may be attached to the Agreement setting forth additional provisions included in this Agreement to satisfy regulatory requirements applicable to certain Eligible Persons (i.e. Eligible Persons under an insured Plan).  Those provisions are incorporated into this Agreement to the extent required by law and as specified in such Addenda.

8.12           Multiple Counterparts/Electronic Storage of Documents (Scanning and Photocopies). This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.  The parties hereto agree and stipulate that the original of this document, including the signature page, may be scanned and stored in a computer database or similar device, and that any printout or other output readable by sight, the reproduction of which accurately reproduces the original of this document, may be used for any purpose just as if it were the original, including proof of the content of the original writing.

ANCILLARY PROVIDER 2007	9	05/01/08

IN WITNESS WHEREOF, the parties hereto have set their hands on the dates set forth below, as of the Effective Date set forth above.

PROVIDER	Provider Signature:

Woodbridge SA Services	/s/ Jaime Olmo Jr.
Name of Provider	Printed Name: Jaime Olno Jr.
Date Signed by Provider:

P O Box 720417
Address	Title:
C.O.O.

Houston, TX 77272	Federal Tax I.D. Number: 35-2318351
City, State, Zip Code

Medicare Provider Number:

Indicate Corporation and Type of Corporation (for profit or not for profit), or Other Type of Entity (if applicable)

BEECH STREET CORPORATION
25500 Commercentre Drive
Lake Forest, CA  92630-8855
800-877-1666

By:

/s/ Peter P. Koch
Printed Name:  Peter P. Koch

Title:  Regional Vice President

Date:  4-24-09

ANCILLARY PROVIDER 2007	10	05/01/08

EXHIBIT A

I.           FEE-FOR-SERVICE REIMBURSEMENT

Covered Services will be reimbursed at * of usual billed charges, less applicable Copayments, Deductibles and Coinsurance.  Notwithstanding the foregoing, for workers’ compensation and auto Plans, if applicable, reimbursement will not exceed the state fee schedule.

For workers’ compensation Plans, Covered Services will be reimbursed at the lesser of * of usual billed charges, * of the fee under the state workers’ compensation fee schedule (if applicable).

For auto medical Plans, Covered Services will be reimbursed at the lesser of * of usual billed charges, * of the fee under the state fee schedule (if applicable).

II.	MISCELLANEOUS

1.
Notification of Charge Master Increases.  Should any charges for Covered Services under this Agreement increase during the term of this Agreement, Beech must be provided with 30 days prior written notice via certified letter signed by the chief financial officer or other responsible officer.  Beech must also be provided with an electronic file of the new charge master list.

2.
Adjustment to Discount Rates.  Any percentage discount calculated from those charges may be changed appropriately to ensure that Payor’s reimbursement for a given service remains fixed throughout the term of this Agreement.

3.
Right to Audit.  Beech shall have the right to audit records relating to charges for Covered Services under this Agreement in order to assure compliance with and to enforce this provision.  Beech may also audit its own records relating to such charges.  If audit findings indicate an increase in charges, Beech shall provide notice of its findings and any adjustments to the percentage discount.

________________________

*
Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act.  Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

FACILITY 2007 EXHIBIT A	ENTER FEE SCHEDULE CODE

ADDENDUM FOR THE STATE OF TEXAS

The provisions set forth in this Addendum are being added to the Agreement to comply with legislative and regulatory requirements of the State of Texas regarding provider contracts with providers rendering health care services in the State of Texas.  To the extent that such Texas laws and regulations are applicable and/or not otherwise preempted by federal law, the provisions set forth in this Addendum shall apply and, to the extent of a conflict with a provision in the Agreement, shall control.  The provisions set forth in this Addendum do not apply with regard to Covered Services rendered to Eligible Persons covered under self-funded plans.  References to Provider herein shall mean the provider listed on the signature page of the Agreement to which this Addendum relates.

(1)
To the extent applicable, Payors will comply with all applicable Texas statues and rules pertaining to prompt payment of clean claims with respect to payment or Covered Services under the Agreement, including but not limited to, 28 T.A.C. Section 21.2801, et seq.

(2)	Beech’s claims submission processes are set forth in the Provider Manual.

(3)
Upon request and to the extent required by Texas law, Beech will provide Provider with the information necessary to determine what Provider is being compensated in accordance with this Agreement.  The information shall provide a level of detail sufficient to enable a reasonable person with sufficient training, experience and competence in claims processing to determine the payment to be made to Provider for Covered Services rendered pursuant to this Agreement.  The information shall include a summary and explanation of the payment and reimbursement methodologies used to pay Clean Claims submitted by Provider, including but not limited to fee schedules, coding methodologies, bundling processes, down coding policies, descriptions of any other applicable policy or procedure used by Beech that may affect payment to Provider, and any addenda, schedules, exhibits or policies used by Beech in carrying out the calculation of payment of Clean Claims submitted by Provider.  If source information outside the control of Beech, such as state Medicaid or federal Medicare fee schedules, is the basis for fee computation under this Agreement, Beech will identify such source and explain the procedures by which Provider may readily access the source electronically, telephonically, or as otherwise agreed to by the parties.  In complying with this section, Beech shall not be required to provide specific information that would violate any applicable copyright law or licensing agreement.  In such circumstances, Beech shall provide a summary of the information withheld which will allow a reasonable and sufficiently trained and experienced person to determine the payments to be made under this Agreement.  Beech may provide the information by any reasonable method, including by email, computer disks, paper copies, or access to an electronic database and shall provide the information within thirty (30) days after Beech receives the Provider’s request.  Beech will provide ninety (90) days prior written notice of any amendments, revisions, or substitutions of the information required to be provided by Beech under this section.  Provider is prohibited by law and by this Agreement from using or disclosing the information provided by Beech pursuant to this section for any purpose other than Provider’s practice management, billing activities, and other business operations, or communications with a governmental agency involved in the regulation of health care or insurance.  Provider may not use the information provided by Beech to knowingly submit a claim for payment that does not accurately represent the level, type or amount of services that were actually provided to an Eligible Person or to misrepresent any aspect of the services.  Provider may not rely upon information provided by Beech pursuant to this section about a service as a representation that an Eligible Person is covered for that service under the terms of the Eligible Person’s Plan.

TEXAS ADDENDUM	1	02/15/08

(4)
If Provider is compensated on a discounted fee basis, the Eligible Person’s financial obligation for Deductibles or Coinsurance shall be determined based upon the discounted fee and not upon the full billed charge.

(5)
If an Eligible Person is covered under a Plan that requires the selection of a Primary Care Physician and the Eligible Person does not select a Primary Care Physician at the time of application or enrollment, Payor may assign the Eligible Person to a Primary Care Physician if applicable under the Eligible Person’s Plan.  If Payor elects to assign an Eligible Person to a Primary Care Physician, the assignment shall be made to a Primary Care Physician located within the zip code nearest the Eligible Person’s residence or place of employment and, to the extent practicable given the zip code limitation, shall be done in a manner that results in a fair and equal distribution of Eligible Persons among the Primary Care Physicians in the applicable network.  Payor shall inform an Eligible Person of the name, address and telephone number of the Primary Care Physician to whom the Eligible Person has been assigned and of the Eligible Person’s right to select a different Primary Care Physician.  An Eligible Person shall have the right at any time to reject the Primary Care Physician assigned and to select another physician from the list of Primary Care Physicians for the applicable network.  An election by an Eligible Person to reject an assigned physician shall not be counted as a change in providers under the Texas Insurance Code.  Payor shall notify the Primary Care Physician of the selection of such Primary Care Physician by an Eligible Person within thirty (30) working days of the selection or assignment of the Eligible Person to a Primary Care Physician by Payor.  In the event that Provider is reimbursed on a capitated basis based on the Eligible Person’s Primary Care Physician selection, Payor will begin making payments calculated from that the date of the Eligible Person’s enrollment which shall be no later than sixty (60) days following the date the Eligible Person selected or has been assigned to a Primary Care Physician.  If no such selection or assignment has been made within such sixty (60) day period, the applicable capitation reimbursement shall be held by Payor in reserve until such time as there is a selection and retroactive payments can be made.  Payor will make capitation payments to Primary Care Physicians reimbursed on a capitated basis on or before the fifteenth (15) working day of the month in which services are provided.

(6)
This Agreement does not contain any financial incentive or make any payment that acts directly or indirectly as an inducement to limit Medically Necessary services.  This provision shall not prohibit the savings from cost effective utilization of health services by contracting physicians or health care providers from being shared with physicians or health care providers in the aggregate.

TEXAS ADDENDUM	2	02/15/08

(7)
Provider shall post a notice to Eligible Persons at the Provider’s location on the process for resolving complaints with Beech.  The notice must include the Texas Department of Insurance’s toll-free telephone number for filing complaints.

(8)
Beech shall not engage in retaliatory action, including termination of or refusal to renew this Agreement, because Provider, on behalf of an Eligible Person, reasonably filed a complaint against Beech or has appealed a decision of Beech.

(9)
Beech will not as a condition of this Agreement or in any other manner prohibit, attempt to prohibit or discourage Provider from discussing with or communicating in good faith to an Eligible Person who is a current, prospective or former patient or a party designated by such Eligible Person, with respect to: a) information or opinions regarding the Eligible Person’s health care including the Eligible Person’s medical condition or treatment options; b) information or opinions regarding the provisions, terms, requirements or services of the Eligible Person’s health benefit plan as they relate to the medical needs of the Eligible Person; c) the fact that a Provider’s participation with Beech has terminated or that Provider will otherwise no longer be providing care to Eligible Persons; or d) the fact that, if Medically Necessary Covered Services are not available through Participating Providers, Payors must, upon the request of the Provider, and within time appropriate to the circumstances relating to the delivery of the services and the condition of the Eligible Person, but in no event to exceed five (5) business days after receipt of reasonably requested documentation, allow referral to a non-Participating Provider.  Beech will not in any way penalize or terminate Provider and Payors will not refuse to compensate Provider for Covered Services for communicating with an Eligible Person who is a current, prospective or former patient, or a party designated by Eligible Person, in any manner protected by this provision.

(10)	The Termination section of the Agreement is amended to the following extent:

(A)
For Cause.  Notwithstanding anything to the contrary set forth in the Agreement, a party may only terminate the Agreement for cause upon ninety (90) days prior written notice, except that Beech may terminate the Agreement immediately for the following reasons:  (a) cases involving imminent harm to patient health, (b) an action by a state medical board, other medical licensing board, or other licensing board or other government agency, that effectively impairs the Provider’s ability to practice, or (c) a case of fraud or malfeasance.

(B)
With Notice.  This Agreement may only be terminated with notice upon at least ninety (90) days’ prior written notice by either party.  To the extent that the Agreement provides for a longer notification period with regard to a termination with notice, that notification period will apply.

TEXAS ADDENDUM	3	02/15/08

(C)
Notice and Hearing. If Beech should choose to terminate this Agreement, Beech will notify Provider of this decision in writing.  The notice will include the reason(s) for the termination and a notice of the right to request a hearing or review.  On request and before the effective date of the termination, but within a period not to exceed sixty (60) days, Provider shall be entitled to a review of the proposed termination by an advisory review panel.  If the termination affects participation with respect to HMO Plans, the advisory review panel shall be composed of providers appointed by Beech, including at least one representative in the affected provider’s specialty or a similar specialty, if available, who serve on a standing Quality Management committee or Utilization Management committee.  When an advisory review panel decision is requested, Eligible Persons will not be notified of the termination until such advisory review panel decision is rendered unless the case involves imminent harm.  The decision of the advisory review panel must be considered but is not binding on Beech.  On request, a copy of the recommendation of the advisory review panel and Beech’s determination shall be given to the Provider.  If Provider is unsatisfied with the determination, Provider may appeal the decision further pursuant to the Dispute Resolution procedures specified in the Agreement and Provider Manual.

(D)
Imminent Harm, disciplinary actions and fraud.  The requirements requiring notice and hearing set forth in Section C. above do not apply in cases involving imminent harm to patient health, an action by a state medical board, other medical licensing board, or other licensing board or other governmental agency that effectively impairs Provider’s ability to practice, or fraud or malfeasance.

(E)
In the event of a termination, Provider shall give reasonable advance notice of such termination to those Eligible Persons whom Provider is currently treating and who are affected by the termination.  Payor will provide assistance to Provider to the extent required by Texas law.

(F)
If Provider is a physician group or PHO, sections (A) through (E) above shall also apply to the termination of a Represented Physician’s or other Represented Provider’s participation under the Agreement.  With respect to such Represented Physicians or Represented Providers, the references to Provider in section (A) through (E) above shall mean Represented Physician or Represented Provider, as applicable.

(11)           Podiatrists practicing within the scope of the law are permitted to furnish x-rays and non prefabricated orthotics covered by the Plan.

(12)           To the extent that Beech conducts, uses or relies upon economic profiling to terminate Provider, Beech shall make available to Provider, on request, the economic profile including he written criteria by which performance was measured.  An economic profile will be adjusted to recognize the characteristics of the practice that may account for variations from expected costs.

(13)           Quality assessment (as that tem is defined under Texas law) shall be conducted through a panel of not less than 3 physicians selected by Beech from among a list of Participating Physicians which list is to be provided by Participating Physicians in the applicable service area.

TEXAS ADDENDUM	4	02/15/08

(14)           Nothing in the Agreement shall be construed to require Provider to indemnify Beech for any tort liability resulting from the acts or omissions of Beech.

(15)           Provider shall look only to the applicable Payor and agrees to hold Eligible Persons harmless for compensation for all Covered Services provided to Eligible Persons during the term of this Agreement.  Under no circumstances, including but not limited to, nonpayment by Payor, Payor insolvency, or breach of this Agreement, shall Provider bill, charge, collect a deposit from, or seek compensation, remuneration, or reimbursement from, or have any recourse against, Medicare, Medicaid, Eligible Persons or persons (other than Payor) acting on the Eligible Person’s behalf for Covered Services provided pursuant to this Agreement.  This provision shall not prohibit collection of Copayments, Coinsurance or Deductibles in accordance with the terms of the applicable Plan, nor does this provision affect the right of Provider to collect fees for services provided to Eligible Persons which do not constitute Covered Services.  Provider further agrees that this section shall:  (i) survive the termination of this Agreement regardless of the reason for termination; (ii) supersede any oral or written agreement now existing or hereafter entered into between Provider and an Eligible Person or a person acting on the Eligible Person’s behalf; and (iii) be construed to be for the benefit of the Eligible Person.  Any modifications, additions, or deletions to this provision shall be effective no earlier than fifteen (15) days after the Texas Commissioner of Insurance has received written notice of such changes.

(16)           Unless this Agreement terminates for reasons of medical competence or professional behavior, termination shall not release Payor of its obligation to compensate Provider for the continued care and treatment of any Eligible Person who is under Special Circumstances (as defined below).  As used in this section, “Special Circumstances” shall mean an Eligible Person who has a disability, an acute condition, a life-threatening illness, who is past the twenty-fourth (24th) week of pregnancy, or who has a condition that Provider reasonably believes could cause harm to the Eligible Person if such care or treatment is discontinued.  To be reimbursed for providing continued care and treatment under this section, Provider must identify the Eligible Person’s Special Circumstances to Beech, request that the Eligible Person be permitted to continue treatment under Provider’s care and agree not to seek payment from the Eligible Person of any amounts for which the Eligible Person would not be responsible if this Agreement were not terminated.  Compensation to Provider shall be in accordance with the fee schedule in effect as of the termination date.  Treatment of Special Circumstances as described herein shall be governed by the dictates of medical prudence and Medical Necessity.  The requirements of this section shall not extend beyond ninety (90) days from the effective date of termination, or beyond nine (9) months in the case of an Eligible Person who at the time o the termination has been diagnosed with a terminal illness, or for a pregnant Eligible Person who at the time of termination is past the twenty-fourth (24th) week of pregnancy, beyond delivery of the child, immediate postpartum care, and the follow-up check-up within the first six (6) weeks of delivery.  In addition to the foregoing, termination shall not release Provider or Payor from liability to the other with respect to services rendered to Eligible Persons, monies paid, or other actions through the date of termination, nor shall it relieve Provider of the obligation not to bill Eligible Persons for Covered Services.  This section shall survive termination of the Agreement for any reason.

(17)           Provider shall retain in Provider’s records updated information concerning an Eligible Person’s other health benefit plan coverage.

TEXAS ADDENDUM	5	02/15/08

TEXAS WORKERS’ COMPENSATION ADDENDUM

The provisions set forth in this Addendum are being added to the Agreement to comply with legislative and regulatory requirements of the State of Texas regarding provider contracts with providers rendering health care services to injured Eligible Persons who obtain Covered Services through the Beech workers’ compensation health care network in the State of Texas.  To the extent that such Texas laws and regulations are applicable and/or not otherwise preempted by federal law, the provisions set forth in this Addendum shall apply and, to the extent of a conflict with a provision in the Agreement, shall control.  References to Provider herein shall mean the provider listed on the signature page of the Agreement to which this Addendum relates.

(1)
This Agreement is between Provider and Beech.  Beech is contracting on behalf of Payors and/or their representatives to provide such Payors with access to Provider’s services at the contracted reimbursement rate for Covered Services rendered to injured Eligible Persons under a workers’ compensation Plan.  A list of parties that have entered into a Network Access Agreement and may access Provider’s services under this Agreement for workers’ compensation Plans is set forth at the Beech internet site.

(2)
Provider has agreed to provide treatment to injured Eligible Persons who obtain Covered Services through the Beech workers’ compensation health care network under the terms and conditions of the Agreement, as amended.

(3)	With respect to Covered Services rendered to Eligible Persons in a workers’ compensation Plan, the following provisions shall apply to the extent required under Texas law:

a)
Except as provided in Texas Insurance Code §1305.451(b)(6), Provider and Beech will not bill or attempt to collect any amount of payment from an Eligible Person for Covered Services under any circumstances, including the insolvency of the workers’ compensation insurance carrier or Beech;

b)
Provider agrees to participate in the medical case management process as required by Beech or its designee, including participation in return to work planning.  Provider agrees to follow treatment guidelines, return-to-work guidelines and individual treatment protocols adopted by Beech or its designee pursuant to 28 TAC 10.83 (relating to Guidelines and Protocols), as applicable to an Eligible Person’s injury;

c)
Treatment shall not be denied solely on the basis that the treatment for the compensable injury in question is not specifically addressed by the treatment guidelines referenced in subsection (b) above.

d)
Beech will not engage in retaliatory action, including termination of or refusal to renew a contract, against Provider because Provider has, on behalf of an Eligible Person reasonably filed a complaint against, or appealed a decision of, Beech, or requested reconsideration or independent review of an adverse determination;

TEXAS WORKERS COMP ADDENDUM	1	09/01/07

e)
Upon termination of Provider’s participation in Beech’s workers’ compensation network, 1) upon Provider’s request, Payor shall continue to reimburse Provider for a period not to exceed 90 days at the contracted rate for Covered Services rendered to an Eligible Person with a life-threatening condition or an acute condition for which disruption of care would harm the Eligible Person; and 2) any dispute concerning continuity of care shall be resolved through the complaint resolution process under Texas Insurance Code §§1305.401 – 1305.405 and 28 TAX 10.120, et seq. relating to complaints;

f)
In the event that Beech terminates Provider’s participation in its workers’ compensation network, except for a termination due to contract expiration, 1) Beech will provide at least 90 days advance notice of the termination; 2) upon receipt of the written notification of termination, Provider may request a review by an advisory review panel not later than 30 days after receipt of the notification of termination; 3) the advisory review panel will consist of at least three providers of the same licensure and the same or similar specialty as Provider and the advisory panel review must be completed before the effective date of the termination; 4) Beech may not notify Eligible Persons of the termination until the earlier of the effective date of the termination or the date the advisory review panel makes a formal recommendation; and 5) in the case of imminent harm to patient health, suspension or loss of license to practice, or fraud, Beech may terminate Provider immediately and affected Eligible Persons will be notified immediately of the termination.

g)
If Provider terminates Provider’s participation in Beech’s workers’ compensation network, Beech will provide notification of the termination to Eligible Persons receiving care from Provider.  Beech shall give such notice immediately upon receipt of Provider’s termination request or as soon as reasonably possible before the effective date of termination;

h)
Provider will post, in the office of Provider, a notice to employees on the process for resolving workers’ compensation health care network complaints in accordance with Texas Insurance Code §1305.405.  The notice must include the department’s toll-free telephone number for filing a complaint and must list all workers’ compensation health care networks with which Provider contracts;

i)
Beech or its designee will furnish to Provider, and Provider agrees to abide by, the list of any treatments and services that require Beech’s or its designee’s preauthorization and any procedures to obtain preauthorization;

TEXAS WORKERS COMP ADDENDUM	2	09/01/07

j)	This Agreement and any subcontract shall not be interpreted to involve a transfer of risk as defined under Texas insurance Code §1305.004(a)(26);

k)	Provider and any permitted subcontracting provider must comply with all applicable statutory and regulatory requirements under federal and state law;

l)
Provider shall be reimbursed for Covered Services based on the reimbursement terms specified in the Agreement.  Such terms may be different from the state workers’ compensation fee schedule.  Additional information about reimbursement is available upon request to Beech;

m)
To the extent that Provider is a primary care physician, Provider agrees to be a network treating doctor and to comply with the requirements applicable to network treating doctors under applicable federal and state law;

n)	Billing by and payment to Provider will be made in accordance with Labor Code §408.027 and other applicable statutes and rules; and

o)
Provider shall make referrals to other Participating Providers or request referrals to non-Participating Providers if Medically Necessary services are not available from Participating Providers.  To the extent permitted by law, any such referral to a non-Participating Provider must be approved by Beech or its designee.  Beech or its designee will respond to such referral request not later than the 7th day after it is requested or sooner if circumstances require it to be expedited.  If such referral request is denied, the Eligible Person may appeal the decision pursuant to the appeal process specified in Insurance Code 1305 Subchapter 1.

(4)
Nothing in this Addendum shall be construed to limit in any way the rights or obligations of the parties as set forth in the Agreement unless required by law.  Any defined terms referenced in this Amendment shall have the same meaning as in the Agreement, unless otherwise defined in this Amendment or another definition is required by law.

TEXAS WORKERS COMP ADDENDUM	3	09/01/07

AMENDMENT TO
FACILITY SERVICE AGREEMENT
BY AND BETWEEN BEECH STREET CORPORATION

AND

WOODBRIDGE SA SERVICES

THIS AMENDMENT is made to amend the Facility Service Agreement by and between Beech Street Corporation ("Beech Street") and Woodbridge SA Services ("Facility") and shall become effective on June 1, 2009.  The parties agree to the following provisions:

Exhibit V/Schedule 1

A new reimbursement fee schedule, Exhibit V/Schedule 1, attached hereto shall be implemented effective June 1, 2009.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have set their hands as of Effective Date as set forth above.

Beech Street Corporation	Woodbridge SA Services
(Facility Name)

/s/ Peter P. Koch	/s/ Jaime A. Olmo
By	By

Peter P. Koch	Jaime A. Olmo
Printed Name	Printed Name

Regional Vice President	COO
Title	Title

7-10-09	6/8/09
Date	Date

EXHIBIT A

PRIMARY NETWORK

Woodbridge SA Services
Tax ID:  352318351

I           FEE-FOR-SERVICE REIMBURSEMENT

For the Primary Network, Covered Services will be reimbursed at * of usual billed Charges, less applicable Co-payment, Deductibles and Coinsurance.

______________

*
Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act.  Confidential portions of this document have been filed separately with the Securities and Exchange Commission.

EXHIBIT A

Complementary (Wrap) Network
Supplemental Network
Consumer Card Network

Woodbridge SA Services
Tax ID:  352318351

I              FEE-FOR-SERVICE REIMBURSEMENT

For the Complementary Network, Covered Services will be reimbursed at * of usual billed charges, less applicable Co-payment, Deductibles and Coinsurance.

For the Supplemental Network, Covered Services will be reimbursed at * of usual billed charges, less applicable Co-payment, Deductibles, and Co-Insurance.

For the Consumer Card Network, Covered Services will be reimbursed at * of usual billed charges.  Payment must be made at the time of services in order for the discount to apply.

__________

*
Portions of this document omitted pursuant to an application for an order for confidential treatment pursuant to Rule 24b-2 under the Exchange Act.  Confidential portions of this document have been filed separately with the Securities and Exchange Commission.